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                                                                  EXHIBIT 10.27

                              GELMAN SCIENCES INC.

                        NON-EMPLOYEE DIRECTOR STOCK PLAN


NAME AND GENERAL PURPOSE OF PLAN. The name of the plan is the Gelman Sciences Inc. Non-Employee Director Stock Plan (the "Plan"). The Plan was adopted by the Board of Directors (the "Board") of Gelman Sciences Inc. (the "Company") on September 20, 1995, subject to shareholder approval and ratification. The purpose of the Plan is to provide non-employee directors of the Company an opportunity to participate in future appreciation in the share value of the Company's stock, further aligning the interests of non-employee directors with the interests of shareholders of the Company, with the goal of maximizing return on shareholder investment. The opportunity to participate in Company stock appreciation is intended to enable the Company to attract and retain superior Board members. The Plan consists of two components: (1) stock options and (2) receipt of all or part of a non-employee director's fees in Company stock, in lieu of cash compensation, at the election of the non-employee director.

1. OPTIONS ISSUABLE UNDER PLAN. During each fiscal year, the Non-Employee Director Stock Plan Committee (the "Committee") will issue options, in accordance with Section 2, below, to purchase shares of the common stock of the Company ("Shares"). The maximum number of Shares with respect to which options may be granted under the Plan in any fiscal year of the Company is 40,000, subject to adjustment pursuant to Section 4, below (the "Plan Limit"). The Shares issued upon exercise of an option may be treasury shares or authorized but unissued shares or a combination thereof.

2. OPTION PARTICIPANTS AND GRANTS. Upon initial election to office, each Participant will be granted an option to purchase 9,000 Shares and, on each July 31st following reelection to office, an option to purchase 1,000 Shares. Each such option will become first exercisable six months after the date of the grant, provided that the option recipient's status as a non-employee director of the Company has not changed and the Plan then remains in effect. Successive options may be granted to the same person, whether or not any option previously granted to such person remains unexercised. Each option granted pursuant to the Plan is referred to hereinafter as an "Option," and each non-employee director of the Company is referred to hereinafter as a "Participant."

3. OPTION PRICE. The exercise price per share underlying each Option will be the closing price per share of Common Stock on the American Stock Exchange on the last trading day immediately preceding the date of grant. The Option exercise price will be payable in whole or in part, at the election of the Participant, (i) in cash or (ii) in shares of Common Stock valued at the closing

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     price for Common Stock on the American Stock Exchange on the last trading day immediately preceding the date of exercise, to the extent permitted by all applicable laws and regulations, unless the Committee determines that the application of any Financial Accounting Standard Board rule affecting the tender of shares would be detrimental to the best interests of the Company.

4. ADJUSTMENTS. The Committee will provide for such adjustments in the exercise price per share with respect to each outstanding Option and in the number of shares covered by each outstanding Option as is equitably required to prevent dilution or enlargement of the rights of any Participant that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, separation, reorganization or partial or complete liquidation or (c) any transaction or event having an effect similar to any of the foregoing.

5. EXPIRATION; TRANSFER; EXERCISE; RELOAD OPTIONS. Each Option granted under the Plan will expire on the date that is ten (10) years from the date of grant. No Option will be transferable to a Participant otherwise than by will or the laws of descent and distribution. A Participant may exercise an Option upon receipt by the Company of such forms as the Company may require in advance of exercise and the required payment. A stock certificate may be issued as soon as practical after exercise and payment. An Option is exercisable during the Participant's lifetime only by the Participant, except that in case of incompetence or disability of a Participant, an Option may be exercised on behalf of the Participant by his or her guardian or legal representative. The Company will assist any Participant in effecting a "cashless exercise" of any Option; that is, if, immediately following an Option exercise, the Participant decides to sell all or any of the shares underlying the Option, the Participant will receive (in lieu of a certificate evidencing such shares) the amount by which the sale price of such shares exceeds the exercise price, after deducting applicable taxes and brokerage fees, but without deduction for interest that might otherwise be paid on any advance of monies to the Participant between the exercise and settlement dates. Each Participant will receive an automatic grant of an additional Option (a "reload option") upon the exercise of an Option through the delivery of shares of Common Stock, in the manner set forth in the Stock Option Agreement (defined in Section 6, below). The number of Shares with respect to which reload options are granted will be counted against the Plan Limit as of the date of grant.

6. STOCK OPTION AGREEMENT; CANCELLATION. The granting of any Option shall be evidenced by a stock option agreement ("Stock Option Agreement"). Such Stock Option Agreement may, with the concurrence of the affected Participant (and subject to the limitations set forth in Section 9, below), be amended by the Committee, provided that the terms of each such amendment are not inconsistent with the terms of the Plan. The Committee may, with the

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     concurrence of the affected Participant, cancel any Option granted under the Plan or any warrant for the purchase of the Company's common stock granted to any non-employee director of the Company pursuant to one or more warrant agreements entered into prior to September 20, 1995. In the event of any cancellation of an outstanding Option, the Company may authorize the granting of one or more new Options under the Plan in such manner, at such price and subject to similar terms and conditions as would have been applicable had the cancelled Option not been granted. In the event of any cancellation of an outstanding warrant, the Committee may authorize the granting of one or more Options under the Plan for the same number of shares at the same exercise price and upon the terms set forth in the warrant, or, at the election of the Participant, providing for exercise in such manner, at such price and subject to similar terms and conditions as would be been applicable had the cancelled warrant not been granted.

7. STOCK IN LIEU OF DIRECTORS' FEES. Each Participant may elect to receive shares of Common Stock in an amount equal to, and in lieu of, all or part of the fees that otherwise would be paid by the Company to such Participant as compensation for serving on the Board. For purposes of such payment in stock, a share of Common Stock will be valued at the closing price on the American Stock Exchange on the last trading day of the fixed quarter prior to the scheduled date for payment of such fees. The value of any fractional share amount will be paid in cash. Such election may be made by written notice to the Company's Secretary prior to the start of each fiscal year.

8. ADMINISTRATION. The Plan will be administered by the Committee, comprised initially of three or more persons, none of whom may be a Participant, but each of whom may be (but need not be) an employee or employee-director of the Company. A majority of Committee members will constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or the unanimous written action of the Committee, will be considered the action of the Committee.

9. PLAN AMENDMENT; TERMINATION. This Plan is subject to initial ratification and approval of the Company's shareholders, but may be terminated or amended thereafter from time to time by the Committee. However, no such amendment by the Committee shall (a) increase the maximum number of shares of Common Stock that may be issued under this Plan, subject to adjustments pursuant to Section 4 above, (b) change the designation in Section 2 of the persons eligible to be granted Option or
     (c) cause Rule 16b-3 (or any successor rule) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 to cease to be applicable to this Plan without further approval of the shareholders of the Company. Neither the Plan, nor any Stock Option Agreement, may be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the


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     Employee Retirement Security Act, or the rules thereunder, or rules promulgated by the Commission.

10. GOVERNING RULES. This Plan is intended to comply with and be subject to Rule 16b-3 as in effect prior to May 1, 1991. The Committee may at any time elect that this Plan shall be subject to Rule 16b-3 (or its successor) as in effect on or at any time after May 1, 1991 and, without shareholder approval, make any and all amendments to this Plan that are necessary to comply with the provisions of the Rule as then in effect or make any other amendments that do not require shareholder approval under applicable rules and regulations then in effect.


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